UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 19, 2008

SONUS PHARMACEUTICALS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-21243	95-4343413
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No)

1522 217th Place S.E., Suite 100, Bothell, Washington   98021

(Address of principal executive offices)

(425) 487-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05              Costs Associated With Exit or Disposal Activities.

On March 19, 2008, the Company announced a reduction in workforce (the “Reduction in Workforce”) pursuant to which the Company’s workforce was reduced by approximately 37%, leaving the Company with 26 full-time and 4 part-time employees.  The effective date of the Reduction in Workforce is March 31, 2008.  The Company undertook the Reduction in Workforce in order to conserve cash and align its workforce with its anticipated staffing needs.

In connection with the Reduction in Workforce, the Company expects to incur expenses associated with one-time termination benefits of approximately $1.0 million, including approximately $0.9 million of severance expenses and $0.1 million attributable to the continuation of medical insurance benefits.  It is currently anticipated that these expenses will be incurred in the first quarter of 2008.

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based upon management’s beliefs, as well as assumptions made by and information currently available to management.  All statements other than statements of historical fact included in this Form 8-K, in particular regarding the expected expenses related to the Reduction in Workforce, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements identified by the words “expects,” “anticipates” and similar expressions.  All forward looking statements reflect the Company’s expectations only as of the date of this Current Report on Form 8-K and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to this date.  The Company anticipates that subsequent events and developments may cause these expectations to change.  However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONUS PHARMACEUTICALS, INC.

Date: March 25, 2008	By:	/s/ Alan Fuhrman
Alan Fuhrman
Senior Vice President and Chief Financial Officer